Exhibit 99.(h)(iv)(a)

Stratified Technology and Data Statement of Work

STRATIFIED TECHNOLOGY AND DATA STATEMENT OF WORK

This Stratified Technology and Data Statement of Work (“Statement of Work”) entered into as of the Commencement Date set forth below by and between Syntax LLC, a New York limited liability company (“Licensor”) and Advisor (as set forth below), is issued pursuant to, and incorporates herein, the Master Index and Technology License Agreement by and between Syntax and Advisor dated as of the Effective Date set forth below (the “Agreement”). This Statement of Work governs the use of Regulated Funds, SMAs, and Sublicensed Technology associated with Stratified Indices. Any term used herein and not defined shall have the meaning ascribed to it in the Agreement. Except as expressly provided otherwise herein, references in this Statement of Work to Exhibits shall mean the Exhibits to this Statement of Work and not to the Agreement.

Advisor:	Syntax Advisors

Effective Date of the Agreement:	February 24, 2020

1.	Commencement Date:	February 24, 2020

2.	Billing Commencement Date (if different from Commencement Date):

3.	Initial Term (from Commencement Date):	Three (3) Years

3.1.	Renewal Term:	One (1) Year

3.2.	Stratified Index Specifications (including methodology):	See attached Exhibit A.

4.	Special Terms and Conditions:	See attached Exhibit B.

5.	Fees and Expenses:	See attached Exhibit B.

6.	Delivery Specifications:	See attached Exhibit C.

The undersigned acknowledges that he/she is authorized to execute this Statement of Work on behalf of Advisor and Licensor, as applicable. The signatures below are evidence of each party's agreement to be bound by the terms and conditions specified in this Statement of Work and the Agreement, which are incorporated herein by reference as if set forth at length. In the event of any conflict between the terms of the Agreement and the terms of this Statement of Work, the terms of the Agreement shall prevail with respect to such conflicting terms unless this Statement of Work expressly states that a certain identified term herein shall prevail over a certain identified term in the Agreement then, to the extent that such provision of the Statement of Work conflicts with the specified provision of the Agreement, such term in the Statement of Work shall prevail.

IN WITNESS WHEREOF, the parties hereto, each acting with proper authority, have executed this Statement of Work as of the Commencement Date set forth above.

Syntax LLC	Syntax Advisors

Signature:	/s/ Rory Riggs	Signature:	/s/ Rory Riggs

Name:	Rory Riggs	Name:	Rory Riggs

Title:	CEO	Titile:	CEO

EXHIBIT A

STRATIFIED DATA AND TECHNOLOGY SPECIFICATIONS

Stratified Data and Technology Set:	Syntax Stratified U.S. Total Market

Description of Stratified Data and Technology: The Syntax Stratified U.S. Total Market technology and data comprise attributes and digital platforms for approximately 1500 U.S. large, mid, and small-cap constituents. The data and technology are based on Syntax's patented methodology to control exposure to related business risks (RBRs). Syntax stratification diversifies by establishing target weights for RBRs and rebalancing to these targets periodically. This methodology is designed to mitigate certain adverse effects of inadvertent overweightings of related businesses that occur in the market.

Stratified Data:	Constituents, attributes, tags, prices, sectors, subsectors.